As filed with the Securities and Exchange Commission on June 16, 2021

Registration No. 333-192495

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

Form S-8 Registration Statement

UNDER

THE SECURITIES ACT OF 1933

Extended Stay America, Inc. (Exact name of registrant as specified in its charter)	ESH Hospitality, Inc. (Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

46-3140312	27-3559821
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

(980) 345-1600

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Extended Stay America, Inc. 2013 Long-Term Incentive Plan

ESH Hospitality, Inc. 2013 Long-Term Incentive Plan

(Full title of the plans)

Christopher Dekle

Extended Stay America, Inc.

ESH Hospitality, Inc.

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

(Name and address of agent for service)

(980) 345-1600

(Telephone number, including area code, of agent for service)

copies to:

Brian M. Stadler, Esq. Matthew B. Rogers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017	Michael P. Brueck, P.C. Joshua N. Korff, P.C. Scott A. Berger, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-192495) (the “Registration Statement”) of Extended Stay America, Inc., a Delaware corporation (the “Corporation”), and ESH Hospitality, Inc., a Delaware corporation (“ESH REIT” and together with the Corporation, the “Company”), which was filed with the Securities and Exchange Commission on November 22, 2013 and amended by Post-Effective Amendment No. 1 on November 27, 2013.

On June 16, 2021, pursuant to the Agreement and Plan of Merger, dated as of March 14, 2021, by and among Eagle Parent Holdings L.P., Eagle Merger Sub 1 Corporation (“MergerCo 1”), Eagle Merger Sub 2 Corporation (“MergerCo 2”), the Corporation and ESH REIT, as amended on May 31, 2021, (i) MergerCo 1 merged with and into the Corporation, with the Corporation continuing as the surviving corporation in such merger (the “Corporation Merger”) and (ii) MergerCo 2 merged with and into ESH REIT, with ESH REIT continuing as the surviving corporation in such merger (the “REIT Merger”). Subsequent to the Corporation Merger and the REIT Merger, the Corporation merged with and into ESH REIT, with ESH REIT continuing as the surviving corporation in such merger.

As a result of the foregoing mergers, any and all offerings of securities registered pursuant to the Registration Statement have been terminated as of the date hereof. In accordance with the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, ESH REIT, for itself and as successor to the Corporation, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on June 16, 2021.

ESH HOSPITALITY, INC. (for itself and as successor by merger to Extended Stay America, Inc.)

By:	/s/ Christopher Dekle
	Name:	Christopher N. Dekle
	Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.